Exhibit 99.1

Identity of Each Member of the Group:

Clayton, Dubilier & Rice Fund V Limited Partnership

CD&R Associates V Limited Partnership

CD&R Investment Associates II, Inc.

Clayton, Dubilier & Rice Fund VI Limited Partnership

CD&R Associates VI Limited Partnership

CD&R Investment Associates VI, Inc.